                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_] Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
[X] Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               G & L REALTY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transactions applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

                              G & L REALTY CORP.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 4, 1998


The Annual Meeting of Shareholders of G&L Realty Corp. (the "Company") will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California on Thursday, June 4, 1998 at 9:00 a.m. Pacific Standard time, for the purposes of (1) electing seven directors to serve until the 1999 annual meeting of Shareholders and until their successors are elected and are qualified, and
(2) transacting such other business as may properly come before the meeting.

     Only Shareholders whose names appear of record on the books of the Company at the close of business on April 9, 1998 are entitled to notice of, and to vote at, such Annual Meeting or any adjournment or adjournments thereof.

     You are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.


                                    By Order of the Board of Directors

                                    /s/Quentin Thompson

                                    Quentin Thompson
                                    Secretary and Treasurer,
                                    Chief Accounting and Financial Officer

Beverly Hills, California
April 30, 1998

                              G & L REALTY CORP.

                          --------------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 4, 1998


     This proxy statement is furnished to the Shareholders of G&L Realty a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 9:00 a.m., Pacific Standard time, on June 4, 1998, and at any and all adjournments or postponements thereof. The principal executive offices of the Company are located at 439 North Bedford Drive, Beverly Hills, California 90210. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is expected to be sent to the Company's Shareholders is May 12, 1998.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company has retained the services of Chase Mellon Shareholder Services to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

     On April 9, 1998, the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 4,129,033 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding. Each such share of Common Stock is entitled to one vote on all matters properly brought before the meeting. The vote of a plurality of the shares cast in person or by proxy is required to elect a nominee for director. With respect to the election of each director at the Annual Meeting, each holder of Common Stock is entitled to vote the number of shares owned by such Shareholder. The nominee who receives the greatest number of votes shall be elected. Shareholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise.

     Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions or broker non-votes are counted for purposes of determining the presence of a quorum for transacting of business. With regard to election of directors, votes may be cast in favor of the nominees or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on a proposal with the effect of a negative vote. Broker non-votes are shares which are represented at the Annual Meeting for which a broker or nominee has indicated that it does not have discretionary authority to vote, with respect to a particular matter. A broker non-vote will generally have the effect of a negative vote.

     Daniel M. Gottlieb, Steven D. Lebowitz and Quentin Thompson, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Gottlieb and Lebowitz are each directors of the Company.

     UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY, ALL SHARES OF COMMON STOCK REPRESENTED BY VALID PROXIES RECEIVED PURSUANT TO THIS SOLICITATION (AND NOT REVOKED BEFORE THEY ARE VOTED) WILL BE VOTED AT THE ANNUAL MEETING FOR THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of Shareholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. Under the Company's Bylaws, Shareholder proposals may be made at the Annual Meeting only pursuant to a timely notice delivered or mailed to the Secretary of the Company. To be timely, a Shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting, or, for this annual meeting, not less than 60 days nor more than 90 days prior to May 28, 1998. A Shareholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently comprised of seven members. All directors are elected each year at the Annual Meeting.

     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the nominees designated below, each of whom is currently a director of the Company, to serve until the next Annual Meeting and until their respective successors shall have been elected and qualified. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, the shares of Common Stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

     Under the Company's Bylaws, nominations of persons for election to the Board, other than those made by or at the direction of the Board, may be made at the Annual Meeting only pursuant to a timely notice delivered or mailed to the Secretary of the Company. To be timely, a Shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting, or, for this annual meeting, not less than 60 days nor more than 90 days prior to May 28, 1998.

     The following table sets forth the name and age of each nominee for director, the year he was first elected as a director and his position held with the Company.


                                                                                                        Director
               Name                   Age                              Position                           Since
               ----                   ---                              --------                           -----
Daniel M. Gottlieb                    57              Chief Executive Officer, Co-Chairman of the          1993
                                                      Board and Director
Steven D. Lebowitz                    57              President, Co-Chairman of the Board and              1993
                                                      Director
Richard L. Lesher                     64              Director                                             1993
Leslie D. Michelson                   47              Director                                             1995
Reese L. Milner                       49              Director                                             1993
Charles P. Reilly                     55              Director                                             1993
S. Craig Tompkins                     47              Director                                             1993

     The following page includes a biographical summary of the experience of the directors of the Company.

     MR. GOTTLIEB is the Chief Executive Officer and Co-Chairman of the Board of the Company and has been such since the Company commenced operations in 1993. Mr. Gottlieb co-founded G&L Development Corp. ("G&L Development") in 1976 and has been a general partner of G&L Development and active in commercial real estate management and development since that time. Mr. Gottlieb received his B.A. with honors from the University of Southern California and earned a J.D. from Boalt Hall School of Law at the University of California at Berkeley. Prior to forming G&L Development, Mr. Gottlieb first served as a Los Angeles County Deputy District Attorney for Beverly Hills and later entered private practice specializing in real estate law and business management. Mr. Gottlieb has also served on the Board of Directors of the United States Chamber of Commerce, Washington, D.C. since February 1996.

     MR. LEBOWITZ is the President and Co-Chairman of the Board of the Company and has been such since the Company commenced operations in 1993. Mr. Lebowitz is the co-founder and a general partner of G&L Development and has been active in the development, management and ownership of a wide range of real estate properties since 1968. Mr. Lebowitz received a B.S. in Accounting from the University of Southern California, where he also received his MBA with highest honors in 1965. From 1962 to 1964, Mr. Lebowitz worked for Deloitte & Touche LLP and was licensed as a Certified Public Accountant in 1964. From 1965 to 1968, Mr. Lebowitz worked with the U.S. Department of Commerce and the Brookings Institution in Washington D.C. Mr. Lebowitz served on the Board of Directors of the United States Chamber of Commerce, Washington, D.C. from 1989 to 1994.

     DR. LESHER has served as a director of the Company since the Company commenced operations in 1993. Dr. Lesher is the immediate past President and has been a member of the Board of Directors of the United States Chamber of Commerce, Washington D.C. since 1975. He served on numerous committees of the Board, including the Executive and Budget committees. In addition, Dr. Lesher is a member of the Board of Directors of World Heart Corporation (Ottawa, Canada), an artificial heart research and development company and AIT Corporation, a high-tech company. Dr. Lesher received a B.B.A. from the University of Pittsburgh in 1958, an M.S. from Pennsylvania State University in 1960 and a D.B.A. from Indiana University in 1963.

     MR. MICHELSON is one of the innovators in health care. He has been involved in restructuring the health care delivery system since 1979 when he was named the Special Assistant to the General Counsel at the U.S. Department of Health and Human Services. In that position, he recognized the strong trends - rapid technology explosion coupled with steady aging of the population - that are transforming our health care delivery system. Since then, he has been an active participant in creating entrepreneurial health care companies.

     Mr. Michelson co-founded Protocare and serves as its Chairman and Co-CEO. Protocare's mission is to optimize performance of health care delivery system. The Protocare Trials division conducts clinical trials on behalf of leading pharmaceutical and other medical technology developers, food companies and contract research organizations. The Protocare Science division provides disease management and analytic and consulting services to those industries and to the managed care sector.

     Prior to forming Protocare, Mr. Michelson was a founder, Chairman and co-Chief Executive Officer of Value Health Sciences, Inc. Mr. Michelson is also a Director of Catellus Development Corporation, an NYSE traded real estate developer and serves as Chairman of the Compensation Committee. He received a B.A. from The Johns Hopkins University and a J.D. from Yale Law School.

     MR. MILNER has served as a director of the Company since the Company commenced operations in 1993. Mr. Milner is a private real estate developer and investor. Mr. Milner received a B.A. from the University of California at Berkeley and a joint J.D./MBA from Stanford University. Mr. Milner practiced law from 1975 through 1979 before entering the real estate industry in 1980.

     MR. REILLY has served as a director of the Company since the Company commenced operations in 1993. Mr. Reilly is the managing general partner of Shamrock Investments, an investment and merchant banking firm that specializes in the health care industry. Prior to forming Shamrock Investments in 1987, Mr. Reilly served as Senior Executive Vice President and Chief Development Officer for American Medical International, Inc. In this position, Mr. Reilly was responsible for growth through the acquisition and development of new health care facilities and related business in the United States and abroad. Mr. Reilly was a member of American Medical International's Board of Directors and served on its Finance, Management, and Executive Committees. Mr. Reilly is currently the Chairman of the Board of Directors of PHP Healthcare Corporation ("PHP"), a New York Stock Exchange Company, which is an owner/operator of primary care clinics for sponsored beneficiary populations. He also serves as Chairman of the Board of Directors of Dynamic Health, Inc., an owner/operator of acute care hospitals; and is the former Chairman of the Board of Directors of Paragon Ambulatory Surgery Centers, Inc., an owner/operator of freestanding ambulatory surgery centers. Mr. Reilly holds a law degree from the University of Pennsylvania and a bachelor's degree in accounting and finance from Pennsylvania State University. He has served as a director, trustee, and governing council member of the Federation of American Healthcare Systems, the National Committee for Quality Health Care and the American Hospital Association and is a past President of the Beverly Hills Chamber of Commerce.

     MR. TOMPKINS has served as a director of the Company since the Company commenced operations in 1993. Mr. Tompkins is the President and a Director of The Craig Corporation, a New York Stock Exchange company engaged in the ownership and strategic management of its controlling interests in other operating companies, including a 78% voting interest in Reading Entertainment, Inc. ("Reading Entertainment") and a 40% interest in Citadel Holding Corporation. Reading Entertainment, whose shares are quoted on the NASDAQ/NMS, is principally in the beyond-the-home entertainment business, developing and operating multiplex cinemas and entertainment centers in the United States, Puerto Rico and Australia. Citadel Holding Corporation, is an American Stock Exchange company, whose assets consist primarily of office buildings in California and Arizona, certain agricultural property in Kern County, California, and a preferred stock interest in Reading. Mr. Tompkins also serves on the Boards of Directors of Reading Entertainment (where he is Vice-Chairman) and Citadel Holding Corporation (where he is also Vice-Chairman). Mr. Tompkins has served, since the third quarter of 1994, as the Secretary, Treasurer and Principal Accounting Officer of Citadel Holding Corporation and since 1997 is the President of Citadel's agricultural subsidiary Citadel Agricultural, Inc. Beginning in 1984 and prior to joining Craig and Reading in March 1993, Mr. Tompkins was a partner specializing in corporate and real estate law in the law firm of Gibson, Dunn & Crutcher LLP. Mr. Tompkins holds a bachelor's degree from Claremont McKenna College and a J.D. from Harvard Law School.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee of the Board of Directors consists of Messrs. Gottlieb, Lebowitz, Milner, Reilly and Tompkins. The Audit Committee consists of Messrs. Michelson, Milner and Tompkins. The Compensation Committee consists of Messrs. Michelson, Lesher and Reilly. The Company does not have a nominating committee.

     The Executive Committee held seven meetings in 1997. The primary function of the Executive Committee is to authorize the acquisition and disposition of real property and to authorize the execution of certain contracts and agreements.

     The Audit Committee held three meetings in 1997. The function of the Audit Committee is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     The Compensation Committee held one meeting in 1997. The Compensation Committee determines officers' salaries and bonuses and administers the Company's 1993 Stock Incentive Plan.

BOARD AND COMMITTEE ATTENDANCE AND COMPENSATION

     In 1997 the Board of Directors held four regular meetings and one special meetings. All directors attended more than 75% of the aggregate of board and committee meetings (for committees on which each served) held in 1997. The Company pays an annual fee of $12,000 plus a fee of $1,000 for attending regular meetings and $500 for committee meetings to its directors who are not employees of the Company. Employees of the Company who are also directors are not paid any director fees. In addition, pursuant to the 1993 Stock Incentive Plan, each nonemployee director is automatically granted an option to purchase 500 shares of Common Stock each year on the first business day after the date of the Annual Meeting and each person who becomes a nonemployee director is granted an option to purchase 3,000 shares of Common Stock upon joining the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of April 17, 1998 regarding the beneficial ownership of Common Stock and Units by (i) each person or company known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares, (ii) each director of the Company, (iii) each officer of the Company and (iv) the directors and officers of the Company as a group. As of April 17, 1998 the Company had 4,126,033 shares of Common Stock outstanding. In addition there were 498,528 Operating Partnership Units outstanding which were not owned by the Company.

     Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person except as set forth in the notes following the table.


                                       Number of      Percentage of                      Percentage
                                       Shares of        Shares of                       Interest In       Percentage
         Name and address                Common        Common Stock      Number of       Operating       Ownership in
        of Beneficial Owner             Stock(1)      Outstanding(2)      Units(3)     Partnership(4)     Company(5)
        -------------------            ---------      --------------     ---------     --------------    ------------
Joseph Carroll.....................       7,666              *                 --               --             *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Daniel M. Gottlieb(6)..............     377,832                9.2%       262,748              5.7%             13.7%
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Steven D. Lebowitz(7)..............     302,628                7.3        175,166              3.8              10.2
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Richard Lesher.....................       8,500              *                 --             *                *
 1126 Cider Press Road
 Chambersburg, PA  17201
Leslie D. Michelson................       4,000              *                 --             *                *
 2400 Broadway, Suite 100
 Santa Monica, CA 90404
Reese L. Milner....................       4,500              *             47,486(8)           1.0               1.1
 439 N. Bedford Drive
 Beverly Hills, CA 90210
John H. Rauch......................       9,000              *                 --               --             *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
Charles P. Reilly..................       4,500              *                 --               --             *
 2049 Century Park East
 Suite 3330
 Los Angeles, CA 90067
Quentin Thompson...................      10,333              *                 --               --             *
 439 N. Bedford Drive
 Beverly Hills, CA 90210
S. Craig Tompkins(9)...............       9,000              *                 --               --             *
 550 South Hope Street
 Suite 1825
 Los Angeles, CA 90071
Directors and Officers.............     737,959               17.7%       485,400             10.5%             26.2%
 as a group (10 persons)

---------
* Less than 1%
  See numbered footnotes on the following page.

(1) The number of shares beneficially owned includes shares that the following individuals have the right to acquire within 60 days of April 17, 1998 upon exercise of stock options, but not shares that such individuals have the right to acquire upon exchange of Units, in the following amounts: (a) 10,333 shares as to Mr. Thompson, (b) 9,000 shares as to Mr. Rauch, (c) 4,500 shares as to each of Messrs. Milner, Reilly and Tompkins, (d) 4,000 shares as to Mr. Michelson and (e) 6,666 shares as to Mr. Carroll.
(2) For the purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of Common Stock as of April 17, 1998 plus the number of shares of Common Stock subject to options exercisable currently or within 60 days of April 17, 1998 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The ownership percentages do not take into account Units which are exchangeable for shares of Common Stock.
(3) Units in the Operating Partnership (other than those held by the Company) are exchangeable at the option of the holder for shares of Common Stock or cash, at the election of the Company, at the date one year from the date of issuance. All Units are currently exchangeable. The initial exchange ratio is one Unit for one share of Common Stock.
(4) Based on a total of 4,624,561 Units outstanding, including the 4,126,033 Units held by the Company as of April 17, 1998.
(5) Assuming all Units, other than those held by the Company, are exchanged for shares of Common Stock at the initial exchange ratio of one Unit for one share of Common Stock, and assuming all options exercisable currently or within 60 days of April 17, 1998 by such person or group are exercised for shares of Common Stock.
(6) Mr. Gottlieb has pledged 110,000 shares of Common Stock and 239,219 Units to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition his remaining 267,832 shares of Common Stock and 23,529 Units have been pledged to various financial institutions to secure other indebtedness. Units held include 23,529 Units owned by 445 Bedford, LLC, a California limited liability Company ("445 LLC") of which Mr. Gottlieb is a member and which have been attributed to Mr. Gottlieb in proportion to his equity interest in 445 LLC.
(7) Mr. Lebowitz has pledged 105,000 shares of Common Stock and 159,480 Units to Mr. Milner, members of the Milner family and related entities to secure certain indebtedness. In addition his remaining 195,168 shares of Common Stock and 15,686 Units have been pledged to various financial institutions to secure other indebtedness. Also includes 2,460 shares of Common Stock held in trust for the benefit of Mr. Lebowitz's children. Units held include 15,686 Units owned by 445 LLC of which Mr. Lebowitz is a member and which have been attributed to Mr. Lebowitz in proportion to his equity interest in 445 LLC.
(8) Includes 13,128 Units held by Milner Investment Corporation, which is controlled by Mr. Milner. Does not include 13,128 shares held by Mr. Milner's sister, as to which Mr. Milner disclaims beneficial ownership.
(9) Includes 1,400 shares of Common Stock held in trust for the benefit of Mr. Tompkins' child's trust account, as to which Mr. Tompkins disclaims beneficial ownership.

                               EXECUTIVE OFFICERS

     The table on the next page sets forth the names, ages and positions of each of the Company's executive officers. Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

                                                                                                                       Officer
              Name                       Age                           Position                                         Since
     -----------------------------  ------------     -------------------------------------------------------------     -------
     Daniel M. Gottlieb                  57          Chief Executive Officer and Co-Chairman of the Board                1993
     Steven D. Lebowitz                  57          President and Co-Chairman of the Board                              1993
     Joseph D. Carroll                   42          Senior Vice President                                               1997
     John H. Rauch                       67          Senior Vice President, Operations                                   1996
     George Nagler                       61          Vice President and General Counsel                                  1998
     Quentin Thompson                    41          Secretary and Treasurer, Chief Accounting and                       1996
                                                     Financial Officer

     The following is a biographical summary of the experience of the executive officers of the Company.

     MR. CARROLL has been a Senior Vice President of the Company since 1997.
Mr. Carroll is responsible for the acquisition of health care properties for the Company. From 1987 to 1997 he was President of Traid Partners, Inc. a Costa Mesa-based company that develops shopping centers, with responsibilities that included the acquisition of property for development, the arrangement of debt and equity capital, property management, and disposition of completed centers. From 1994 to 1995, Mr. Carroll served as Senior Vice President of Caesar's World, Inc. where he directed resort and gaming expansion in the United States and South America. Mr. Carroll received his bachelor's degree in business administration from the University of Southern California in 1981.

     MR. RAUCH has been Senior Vice President, Operations for the Company since 1996. Mr. Rauch is responsible for the asset management of all of the Company's medical office buildings. From 1975 to 1996 he was founder and President of Camden Consultants, Inc., an economic consulting firm providing clients with real estate and corporate planning information. Mr. Rauch was President of Beverly Hills Bancorp from 1968 to 1975. Mr. Rauch received his law degree from the University of Southern California with honors in 1961 and his bachelor's degree in economics from the University of California, Los Angeles in 1954.

     MR. NAGLER was recently appointed to the position of Vice President and General Counsel for the Company. Mr. Nagler has been in the private practice of law for over 28 years with an emphasis on real estate, business planning, corporate and general business matters. Mr. Nagler received his law degree from Harvard Law School cum laude and a Bachelor of Commerce from the University of British Columbia with first class honors. He is currently a member of the Beverly Hills, Los Angeles County and California Bar Associations. He is past chairman of the Tax Subcommittee of the Real Estate Section of the Los Angeles County Bar Association and has lectured frequently on various real estate topics to attorneys, accountants and real estate professionals.

     MR. THOMPSON has been controller of the Company since 1995 and Secretary and Treasurer, Chief Accounting and Financial Officer of the Company since 1996. Mr. Thompson has been actively engaged in the real estate industry since 1979. He has been Vice President-Controller (1983-1989) and Chief Financial Officer (1990-1995) of Sovereign/Ring Management, which prior to its acquisition was a fee only management company with a $1 billion portfolio of properties under management. He also served as Chairman for the Real Estate Committee for the Los Angeles Chapter of the California Society of CPAs from 1989 to 1993. He graduated from the University of California, Santa Barbara, Magna Cum Laude in 1979 with a bachelor of arts degree in business economics and is a registered Certified Public Accountant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the chief executive officer of the Company and each of the executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, the ''Named Officers''). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during such period.


                                                                                                Long Term
                                                                                              Compensation
                                                                                                 Awards
                                                           Annual Compensation                 Securities
                                  Fiscal Year      --------------------------------------      Underlying
                                     Ended                                 Other Annual         Options/
Name and Principal Position       December 31      Salary($)    Bonus($)  Compensation($)        SARS(#)
-------------------------------   -----------      ---------    --------  ---------------      ----------
Daniel M. Gottlieb.............      1997           $230,000    $ 25,000     $725,500(4)            ---
 Chief Executive Officer,            1996            181,100      15,000      275,000(2)            ---
 Co-Chairman of the Board            1995            157,500      63,000          ---           100,500(3)
 and Director

Steven D. Lebowitz.............      1997           $230,000    $ 25,000     $725,200(4)            ---
 President, Co-Chairman              1996            181,100      15,000      225,000(2)            ---
 of the Board and Director           1995            157,500      63,000          ---           100,500(3)

Joseph Carroll.................      1997           $ 75,000(6) $120,000          ---            40,000
 Senior Vice President               1996                ---         ---          ---               ---
                                     1995                ---         ---          ---               ---

Gary Grabel (5)................      1997           $107,900    $  7,500          ---               ---
 Senior Vice President               1996             61,700(1)   15,000          ---            30,000
                                     1995                ---         ---          ---               ---

Mark H. Hamermesh (5)..........      1997           $152,000    $ 20,000          ---               ---
 Senior Vice President               1996             59,600(1)   15,000          ---            40,000
                                     1995                ---         ---          ---               ---

Quentin Thompson...............      1997           $ 93,500    $ 25,000          ---             4,000
 Secretary and Treasurer, Chief      1996             83,400       4,000          ---            15,000
 Accounting and Financial            1995             39,800(6)    2,000          ---             2,000
 Officer

______________________

(1) Messrs. Grabel, Hamermesh, and Rauch, none of whom received cash compensation of more than $100,000 in 1996 and 1995. Mr. Grabel joined the Company in May 1996, Mr. Hamermesh joined the Company in June 1996, and Mr. Rauch joined the Company in July 1996. Had Messrs. Grabel, Hamermesh and Rauch been with the Company for the entire year then it is likely that each would have received cash compensation of more than $100,000 based on their respective annual compensation rates ($100,000 for

     Mr. Grabel, $120,000 for Mr. Hamermesh and $95,000 for Mr. Rauch) and on bonuses actually paid to them ($15,000 for Mr. Grabel, $15,000 for Mr. Hamermesh and $5,000 for Mr. Rauch).
(2) Such amounts were paid to Messrs. Gottlieb and Lebowitz partially to defray tax liabilities imposed on them as a result of the transfer by the Company of the property at 436 North Bedford Drive, Beverly Hills, California (which was contributed by Messrs. Gottlieb and Lebowitz to the Company in exchange for Units in 1993) to the lender in satisfaction of the loan on the property. See ''Certain Transactions.''
(3)  Issued pursuant to the Company's 1993 Stock Incentive Plan.
(4) On December 18, 1997, Messrs. Gottlieb and Lebowitz exercised options acquiring 67,000 shares of Common Stock each. The Company received cash of approximately $645,000 in exchange for the 67,000 shares of Common Stock issued to each of Messrs. Gottlieb and Lebowitz. Other compensation includes taxable income to Messrs. Gottlieb and Lebowitz in the amount of $708,000 each based upon the difference between the exercise price of $9.625 per share and the closing price of $20.1875 per share on December 18, 1997. During 1997, the Company also paid $17,500 and $17,200 for life insurance premiums for the benefit of Messrs. Gottlieb and Lebowitz, respectively.
(5) Messrs. Hamermesh and Grabel left the Company in January 1998 and September 1997, respectively.
(6) Messrs. Thompson and Carroll joined the Company in June 1995 and May 1997, respectively.

AGGREGATED OPTION EXERCISES IN 1997 AND OPTIONS VALUES AT DECEMBER 31, 1997

     The following table sets forth information with respect to options exercised and the value of unexercised options held by the Named Officers as of the end of the fiscal year ended December 31, 1997. All options were granted pursuant to the Company's 1993 Stock Incentive Plan, as amended.

                                                                  Number of Securities            Value of Unexercised
                               Number of                         Underlying Unexercised               In-The-Money
                                Shares                                 Options at                      Options at
                               Acquired                             Fiscal Year End                Fiscal Year End (1)
Name and Principal                on          Value           ---------------------------      ---------------------------
Position                       Exercise      Realized         Exercisable   Unexercisable      Exercisable   Unexercisable
--------------------------     --------      --------         -----------   -------------      -----------   -------------
Daniel M. Gottlieb........       67,000      $708,000                 ---       33,500(2)              ---        $387,260
Chief Executive Officer
 and Co-Chairman of the
 Board

Steven D. Lebowitz........       67,000      $708,000                 ---       33,500(2)              ---        $387,260
President and Co-Chairman
 of the Board

Joseph Carroll............          ---           ---               6,666       33,334(3)          $29,560        $ 80,340
Senior Vice President

Gary Grabel (4)...........          ---           ---                 ---          ---                 ---             ---
Senior Vice President

Mark H. Hamermesh (4).....          ---           ---              13,333       26,667(5)          $77,460        $154,940
Senior Vice President

Quentin Thompson..........          ---           ---               6,333       14,667(6)          $47,070        $ 76,020
Secretary and Treasurer,
 Chief Accounting and
 Financial Officer,

                 See numbered footnotes on the following page.

-----------------------
(1) The closing price of the Common Stock on the NYSE on December 31, 1997 was $21.185 per share.
(2) The stock options are exercisable as follows: 33,500 shares of Common Stock that will vest on December 18, 1998 at $9.625 per share.
(3) The stock options are exercisable as follows: 20,000 shares of Common Stock at $16.75 per share, 1/3 on May 28, 1998, 1/3 on May 28, 1999, and 1/3 on
     May 28, 2000 and 20,000 shares of Common Stock at $20.125 per share, 1/3 on December 19, 1998, 1/3 on December 19, 1999, and 1/3 on December 19, 2000
(4) Messrs. Hamermesh and Grabel left the Company on January 22, 1998 and September 19, 1997, respectively.
(5) On January 26, 1998, Mr. Hamermesh exercised 13,333 options to purchase Shares of the Company's Common Stock. The remaining 26,667 unexercisable options to purchase Shares of the Company's Common Stock were canceled 30 days after Mr. Hamermesh left the Company.
(6) The stock options are exercisable as follows: 2,000 options at exercise price of $10.00 per share of Common Stock: 1/2 on June 1, 1996 and 1/2 on June 1, 1997; expiring June 1, 2005; 10,000 options at exercise price of $13.63 per share of Common Stock:1/3 on May 7, 1997, 1/3 on May 7, 1998, and 1/3 on May 7, 1999; expiring May 7, 2006; 5,000 options at exercise price of $17.00 per share of Common Stock: 1/3 on December 30, 1997, 1/3 on December 30, 1998, 1/3 on December 30, 1999 and expiring on December 30, 2006; and 4,000 options at exercise price of $20.125 per share of Common
     Stock: 1/3 on December 19, 1997, 1/3 on December 19, 1999, and 1/3 on December 19, 2000; expiring December 19, 2007

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee is chartered to establish the general compensation policy of the Company, to review and approve compensation of the executive officers of the Company and to administer all of the Company's employee benefit plans. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable and consistent with competitive practices, (ii) adequately recognizes performance, and (iii) meets overall Company compensation and business objectives.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     In December 1993, each of Daniel M. Gottlieb and Steven D. Lebowitz entered into separate but identical employment agreements with the Company and the Operating Partnership for a term of three years. The agreements provide for automatic renewal for succeeding terms of one year unless the Company or Messrs. Gottlieb or Lebowitz gives notice at least three months prior to expiration of any term. The employment agreements provide for automatic annual increases in base compensation equal to 5% per annum; however, the Compensation Committee of the Board of Directors may review the annual base compensation every twelve months in light of various factors, and following each such review, the annual base compensation may be increased above the 5% automatic increase.

     In addition, each of Messrs. Gottlieb and Lebowitz are entitled to receive an annual bonus as determined by the Compensation Committee in an amount not to exceed a maximum of 100% of annual base compensation. Furthermore, each agreement provides that Messrs. Gottlieb and Lebowitz are entitled: (i) to participate in all medical, dental, life insurance, retirement, profit sharing, stock incentive, disability and bonus plans of the Company which may be made available to executives of the Company (only medical plans presently exist) and
(ii) to severance payments, under certain circumstances, equal to two times their then-current annual compensation.

     The agreements require Messrs. Gottlieb and Lebowitz to devote substantially all of their working time and best efforts to performance of their duties for the Company and, during the term of their employment, prohibits them, with certain exceptions, from directly or indirectly owning or operating or otherwise investing or participating in any other business that is in competition with the business of the Company without the prior approval of a majority of the independent members of the Board of Directors of the Company

COMPENSATION PHILOSOPHY

     The primary focus of the Company's compensation program is to create value for Shareholders. The Committee attempts to promote desired financial and operational results by attracting, motivating and assisting in the retention of key employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and above all to pay for performance.

     Section 162(m) limits the deductibility of compensation over $1 million to certain executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's Shareholders. The Company did not pay any compensation in 1996 that would be subject to Section 162(m). The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.

     The Company's executive compensation is based on three components designed in each case to accomplish the Company's compensation philosophy.

     BASE SALARY. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased based upon an assessment of the individual's contribution to the asset and financial growth of the Company as well as competitive pay levels. Based on the 1997 annual review of the Compensation Committee of the Board of Directors each of Messrs. Gottlieb and Lebowitz were granted a base salary increase of $25,000 or 10.9% effective January 1, 1998.

     BONUS. In December of 1995, the Compensation Committee adopted an annual incentive program based upon the accomplishment of specific predetermined performance objectives which are linked to the Company's business plan and approved annually by the Compensation Committee. Under the supplemental program, incentive compensation is associated with specific performance objectives. In addition, pursuant to their employment agreements each of Messrs. Gottlieb and Lebowitz are entitled to receive an annual bonus equal to 20% of their base salary based on a 5% increase in funds from operations ("FFO") per share above the prior year's amount and an additional 8% of base salary for each additional 1% increase in FFO, per share up to a maximum of 100% of annual base compensation. In conjunction with the supplemental program, the annual bonus available to Messrs. Gottlieb and Lebowitz is equal to the greater of (x) the annual bonus as determined by the percentage point increase in the Company's FFO as contained in their employment agreements, or (y) the incentive compensation associated with specific objectives outlined in the Company's business plan. The Company's FFO increased approximately 3.9% from $1.77 per share for 1996 to $1.84 per share in 1997. Based upon the increase in the Company's FFO and the objectives accomplished in 1997, each of Messrs. Gottlieb and Lebowitz were granted a 1997 annual bonus of $25,000 representing 10.9% of their 1997 base salaries.

     STOCK OPTIONS. The Compensation Committee may grant stock options and restricted stock to executives and other key employees of the Company pursuant to the 1993 Stock Incentive Plan. In 1997, options to purchase 40,000 shares of Company Common Stock were granted to Mr. Carroll and options to purchase 4,000 shares of Company Common Stock were granted to Mr. Thompson. In determining the grants of stock options and restricted stock the Compensation Committee will take into account, among other things, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient as well as the amount of prior grants. Stock options are designed to align the interest of executives with those of the Shareholders. The Committee is currently contemplating various methods to provide additional incentives to management and employees of the Company, including granting additional stock options. The Compensation Committee believes that significant equity interests in the Company held by the Company's management serve to retain and motivate management.

                                    Richard L. Lesher
                                    Leslie D. Michelson
                                    Charles P. Reilly

                            STOCK PERFORMANCE GRAPH

     The graph below compares cumulative total return of the Company, the S&P 500 Index and the Equity REIT Total Return Index ("REIT Equity Index") of the National Association of Real Estate Investment Trusts ("NAREIT") from December 9, 1993, the first day of trading of the Common Stock on the New York Stock Exchange, to December 31, 1996. The S&P 500 Index and the NAREIT Equity REIT Total Return Index for the month of December 1993 have been prorated to arrive at the beginning index used in this graph. The comparison assumes $100 was invested on December 9, 1993 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.


                                    12/9/93    12/31/93       12/31/94       12/31/95       12/31/96       12/31/97
                                   --------   ---------      ---------      ---------      ---------      ---------
G&L Realty Corp.................   $ 100.00   $   92.85      $   80.55      $   71.97      $  127.36      $  169.75
S&P 500.........................     100.00      100.02         101.33         139.22         171.19         228.31
REIT Equity Index...............     100.00       99.87         103.03         118.92         160.85         193.44

                       [PERFORMANCE GRAPH APPEARS HERE]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors and principal Shareholders (i.e., Shareholders owning beneficially 5% or more of the outstanding voting securities of the Company) are submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.

     A corporation owned by Messrs. Gottlieb and Lebowitz receives approximately $58,000 per year from Saint John's Hospital for providing certain management and leasing services to Saint John's Hospital with respect to the space it leases and subleases in the Company's property at 405 North Bedford Drive, Beverly Hills, California.

     In February 1997, the Board of Directors approved a transaction with PHP, of which Mr. Reilly is the Chairman of the Board of Directors. Mr. Reilly, a director of the Company and chairman of the Compensation Committee of the Board of Directors, was not present and did not participate in the Board's consideration of the proposal and did not vote with respect thereto. The transaction involved the formation of GL/PHP, LLC ("GL/PHP"), a Delaware limited liability company, which purchased six medical office properties in New Jersey for a purchase price of $22.5 million.

     The Company and PHP funded the $4.4 million down payment in proportion to their ownership interests in the GL/PHP (80.5% for the Company, 19.5% for PHP). The balance of the purchase price was financed by loans from PHP which were secured by the acquired properties. Subsequently, on August 15, 1997, GL/PHP retired an 18.5% ownership interest in GL/PHP, in exchange for cash paid to PHP of approximately $892,000. PHP's remaining 1% ownership interest and responsibilities as managing member of GL/PHP were transferred to G&L Management Delaware Corp., a newly formed Delaware corporation and wholly owned subsidiary of the Company.

     Concurrent with the August 15, 1997 transactions, GL/PHP obtained a new 10-year, $16.0 million fixed rate loan that bears interest at 8.89% per annum and requires monthly principal and interest payments of $155,000 per month. In conjunction with the transfer of PHP's equity interest in GL/PHP, the Operating Partnership borrowed $2.0 million from PHP and contributed the loan proceeds to GL/PHP. GL/PHP used the funds to retire a $2.0 million note payable to PHP.
The Operating Partnership's new $2.0 million loan from PHP requires quarterly interest only payments at 8.5% per annum with all unpaid interest and principal due July 31, 2007.

     GL/PHP has leased 100% of the acquired properties to PHP under the terms of a 17-year net operating lease that provides for rent increases equal to the annual increase in the Consumer Price Index subject to a 5% maximum annual increase.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, since the Company's organization, no connection with the Company or any of its affiliates other than as independent auditors and related activities.

     The financial statements of the Company for the period ended December 31, 1997, and report of the auditors thereon, will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1997, Deloitte & Touche LLP provided services consisting of the audit of the financial statements of the Company for the year ended December 31, 1997, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission, consultation relating to tax matters including preparation of the Company's tax returns and other pertinent matters.

                                 OTHER MATTERS

     Submission of Shareholder Proposals for Next Year's Annual Meeting. The proxy rules adopted by the Securities and Exchange Commission provide that certain Shareholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than 120 days prior to April 20, 1998.

     Section 16(a) Beneficial Ownership Reporting Compliance. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to the Company and certain written representations, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act of 1934 with respect to the Company's fiscal year ended December 31, 1997 have been filed by its officers and directors, except that Mr. Lebowitz failed to file on a timely basis a Form 4 Statement of Changes of Beneficial Ownership of Securities for the months of December 1997 and May 1997, and Mr. Gottlieb failed to file on a timely basis a Form 4 Statement of Changes of Beneficial Ownership of Securities for the month of December, 1997.

     Other Matters. The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

     Annual Report. The Company's Annual Report on Form 10-K, including the Company's audited financial statements for the year ended December 31, 1997, is being mailed herewith to all Shareholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS. SUCH REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT 439 NORTH BEDFORD DRIVE, BEVERLY HILLS, CALIFORNIA 90210.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                         By Order of the Board of Directors

                         /s/Quentin Thompson



                         Quentin Thompson
                         Secretary and Treasurer,
                         Chief Accounting and Financial Officer


Beverly Hills, California
April 30, 1998

                              G & L REALTY CORP.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF SHAREHOLDERS ON JUNE 4, 1998

P    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting
R    of Shareholders of G&L Realty Corp. (here in the "Company") and the
O    accompanying Proxy Statement, revokes all prior proxies, and makes,
X    constitutes and appoints Daniel M. Gottlieb, Steven D. Lebowitz and Quentin
Y E. Thompson (and each of them) proxies of the undersigned, each with full power of substitution, to represent the undersigned, and to vote all shares of Common Stock of the Company owned by the undersigned, at the Annual Meeting of Shareholders of the Company to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, on June 4, 1998 at 9:00 a.m., local time, and at any adjournment(s) or postponements(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

     1. ELECTION OF DIRECTORS

        [ ] FOR all nominees listed below (except as marked to the contrary below)

        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

        (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

               Daniel M. Gottlieb    Steven D. Lebowitz    Richard L. Lesher
               Leslie D. Michelson   Reese L. Milner       Charles P. Reilly
               S. Craig Tompkins

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof and as to which the undersigned hereby confers discretionary authority.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, and in the discretion of the proxies on any matters arising under Proposal 2.

     Dated: _______________________________ 1998      ..........................
            PLEASE MARK/SIGN, DATE AND RETURN         Signature
            THIS PROXY CARD PROMPTLY USING THE
            ENCLOSED ENVELOPE.

     Please sign exactly as name appears hereon.
     When shares are held by joint tenants, both
     should sign.  When signing as an attorney,
     executor, administrator, trustee or guardian,
     please give full title as such.  If a            ..........................
     corporation, please sign in full corporate       Signature if held jointly
     name by President or other authorized officer.
     If a partnership, please sign in partnership name by authorized person.